Exhibit 10
VERTRO, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made this 1st day of June, 2010, (this “Agreement”) between Vertro, Inc. (“Vertro” or the “Company”), a Delaware corporation, and James Gallagher (“Employee”).

Recitals

The Company wishes to employ Employee and Employee wishes to be employed by the Company on the terms and conditions set forth in this Agreement.

Statement of Agreement

In consideration of the foregoing, and of Employee’s employment, the parties agree as follows:

1.           Employment. Employee’s employment with Vertro shall be upon the terms and conditions hereinafter set forth to become effective upon execution of this Agreement (the “Effective Time”).

2.           Duties.

(a)           Employee’s first day of employment shall be June 2, 2010 (the “Start Date”).  Employee is being hired as the Chief Financial Officer of the Company, reporting to the Chief Executive Officer, and he shall perform such other or additional duties and responsibilities consistent with Employee’s title(s), status, and position as the Chief Executive Officer or Board of Directors of Vertro (“Board of Directors,” in each case to mean either the Board of Directors as a whole or the Audit Committee of the Board of Directors in accordance with the delegation policies of the Board of Directors) may, from time to time, prescribe.

(b)           So long as he is employed under this Agreement, Employee agrees to devote his full working time and efforts exclusively on behalf of the Company and to competently, diligently and effectively discharge all duties of Employee hereunder.  Employee further agrees to comply fully with all reasonable generally applicable policies of the Company as are from time to time in effect.  Notwithstanding the aforesaid during the first thirty (30) days of employment Employee may devote some time to outside business in order to transition existing private consulting work, provided that it does not negatively impact performance of his duties hereunder.

(c)           The Employee shall be based out of the Company’s New York, New York office.

3.           Compensation.

(a)           As compensation for all services rendered to the Company pursuant to this Agreement, in whatever capacity rendered, the Company will pay to Employee during the term hereof a base salary at the rate of $200,000 per year (the “Basic Salary”), payable in accordance with the usual payroll practices of the Company.  The Basic Salary may be increased or decreased, from time to time, by the Company, provided, however, the Company may only decrease the Basic Salary when there is a general reduction in base salary given to other comparable officers of the Company (excluding any officers whose base salary may not be decreased because of contractual restrictions) and the reduction is by a percentage that is consistent with the reduction given to other officers.

(b)           Employee will be entitled to receive incentive bonus compensation pursuant to the terms of plans adopted by the Board of Directors from time to time.  For fiscal 2010, Employee’s target incentive bonus shall be 50% of Basic Salary (“Target Bonus”) and shall be subject to the terms and conditions established by the Board of Directors for employees of the Company.  For fiscal 2010 Employee’s incentive bonus compensation shall be pro-rated for the amount of time employed by the Company in the year 2010.  Employee acknowledges that the Board of Directors has not established an incentive compensation plan for 2010 and there is no guarantee that the Company will put one in place.

(c)           On the date of this Agreement and pursuant to the Company’s 2006 Stock Award and Incentive Plan (the “Plan”), the Company will grant to Employee restricted stock units to acquire an aggregate of 125,000 shares of the Company’s Common Stock, which shall vest based on the criteria set forth in award agreements under the Plan, which generally shall provide that (i) 80% of the restricted stock units shall be service based and vest 25% per year from the date of service; and (ii) 20% of the restricted stock units shall be performance based and vest based upon the closing price of the shares of the Company’s common stock exceeding $1.00 per share for a predetermined amount of time.  This award covers the year 2010 and no other award for the year 2010 will be made.

4.           Business Expenses.  The Company shall promptly pay directly, or reimburse Employee for, all business expenses to the extent such expenses are paid or incurred by Employee during the term of employment in accordance with Company policy in effect from time to time and to the extent such expenses are reasonable and necessary to the conduct by Employee of the Company’s business and properly substantiated.  Reasonable and necessary continuing professional education training seminars and membership fees related to Employee maintaining his professional license as a certified public accountant shall be paid by the Company or reimbursed to Employee as a business expense.

5.           Benefits.  During the term of this Agreement and Employee’s employment hereunder, the Company shall provide to Employee such insurance, vacation, sick leave and other like benefits as are provided to other officers of the Company from time to time, provided, however, at a minimum Employee shall be entitled to a minimum of 20 vacation days per year.    Employee will use his reasonable best efforts to schedule vacation periods to minimize disruption of the Company’s business.

6.           Term; Termination.  The term of Employee’s employment hereunder is that of employment at will and either party may terminate such employment at any time, with or without cause, by written notice of such to the other party.  Such notice shall be by personal delivery or by certified mail, return receipt requested, and addressed to the last known address of the party to whom given and if mailed shall be deemed effective as of the date of mailing.

Notwithstanding the foregoing, in the event of a Change of Control of the Company (as defined below), the Employee shall no longer be an at-will employee of the Company and the following provisions shall apply:

(a)           The Company shall employ the Employee, and the Employee accepts such employment, for an initial term commencing on the date of the Change of Control and ending on the first anniversary of the date of Change of Control.  Thereafter, this Agreement shall be extended automatically for additional twelve-month periods, unless terminated as described herein.  Employee’s employment may be terminated at any time as provided in this Section 6.  For purposes of this Section 6, “Termination Date” shall mean the date on which Employee has incurred a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).

(b)            The Company may terminate Employee’s employment without Cause (as defined below) upon giving 30 days’ advance written notice to Employee.  If Employee’s employment is terminated without Cause under this Section 6(b), the Employee shall be entitled to receive (A) the earned but unpaid portion of Employee’s Basic Salary through the Termination Date; (B) any other amounts or benefits owing to Employee under the then applicable employee benefit, incentive, or equity plans and programs of the Company, which shall be paid or treated in accordance with the terms of such plans and programs; and (C) an amount equal to 50% of Employee’s annual Basic Salary at the time of termination and the cash value of health, dental, vision, and life insurance benefits that would be paid on behalf of the Employee by the Company if Employee were still employed during the six month period following the Termination Date, paid over a six (6) month period, in equal monthly installments payable on the last business day of each month, beginning on the Termination Date; provided, however, that if the Company determines that Employee is a “specified employee” as defined under Code Section 409A and that any of the installments payable are considered a “deferral of compensation” under Code Section 409A, then such installments instead will be paid on the first business day that is six months and one day after the Termination Date, or if earlier, the date of Employee’s death.

Collectively, the benefits described in (A), (B), and (C) above are hereinafter referred to as the “Severance Benefits.”

As a condition precedent to receiving any benefits and/or payments after the date of termination that are not otherwise statutorily required, Employee shall provide the Company with a written general release that releases the Company and its affiliates from both known and unknown claims and in which Employee agrees not to disparage the Company or its affiliates and in which the Employee acknowledges his obligations under his Non-Competition, Confidentiality and Non-Solicitation Agreement with the Company.  Such agreement shall be in form and substance reasonably acceptable to the Company and shall only cover the subject matters outlined in the previous sentence.

(c)           The Company may terminate Employee’s employment upon a determination by the Company that “Cause” exists for Employee’s termination and the Company serves written notice of such termination upon Employee.  As used in this Agreement, the term Cause shall refer only to any one or more of the following grounds:

(i)           commission of a material and substantive act of theft, including, but not limited to, misappropriation of funds or any property of the Company;

(ii)           intentional engagement in activities or conduct materially injurious to the best interests or reputation of the Company, including, but not limited to, knowing  participation in any activity intended by Employee to result in misreporting  the financial affairs of the Company;

(iii)           refusal to perform assigned duties and responsibilities (so long as the Company does not assign any duties or responsibilities that would give the Employee Good Reason to terminate employment as described in Section 6(e)) after receipt by Employee of written notice and 30 days to cure;

(iv)           gross insubordination by Employee;

(v)           the violation of any of the material terms and conditions of this Agreement or any written agreement or agreements Employee may from time to time have with the Company (following 30 days’ written notice from the Company specifying the violation and Employee’s failure to cure such violation within such 30 day period);

(vi)           Employee’s substantial dependence, as reasonably determined by the Chief Executive Officer or the Board of Directors of the Company, on alcohol or any narcotic drug or other controlled or illegal substance that materially and substantially prevents Employee from performing his  duties hereunder; or

(vii)           the conviction of Employee of a crime that is a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with Employee’s employment by the Company;

(e)           The Employee may terminate employment for Good Reason (as defined below) upon giving 30 days advance written notice to the Company and allowing the Company to 30 days after receipt of such notice to cure any Good Reason condition.  If Employee’s employment is terminated with Good Reason under this Section 6(e), the Employee shall be entitled to receive the Severance Benefits.  The Severance Benefits shall be payable on the last business day of each month, beginning on the Termination Date; provided, however, that if the Company determines that Employee is a “specified employee” as defined under Code Section 409A and that any of the installments payable are considered a “deferral of compensation” under Code Section 409A, then such installments instead will be paid on the first business day that is six months and one day after the Termination Date, or if earlier, the date of Employee’s death.

As used in this Agreement, the term “Good Reason” means any one or more of the following grounds:

(i) if there is a reduction in Employee’s Basic Salary in effect at the time of a Change of Control; or

(ii) a breach by the Company of any material term or provision of this Agreement.

(f)           The Employee may terminate employment for any reason (other than Good Reason) upon giving 30 days’ advance written notice to the Company.  If Employee’s employment is so terminated under this Section 6(f), the Company will pay Employee the earned but unpaid portion of Employee’s Basic Salary through the Termination Date and any other amounts or benefits owing to Employee under the then applicable employee benefit, incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with Section 3 hereof and otherwise in accordance with the terms of such plans and programs under and consistent with plans adopted by the Company prior to the Termination Date.

(g)           As used in this Agreement, the term “Change in Control” as a capitalized means the occurrence of any one of the following events after the date hereof:

(i)
any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more, excluding in the calculation of beneficial ownership securities acquired directly from the Company, of the combined voting power of the Company’s then outstanding voting securities;

(ii)
any Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities;

(iii)
the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(iv)
there is a consummated merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or parent entity’s equity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, directly or indirectly, acquired twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities (with any securities acquired by such Person directly from the Company or its subsidiaries or affiliates not being counted as part of such Person’s beneficially owned securities); or

(v)
the stockholders of the Company approve a plan of complete liquidation of the Company and there remains no material contingency to implementation of such plan or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

7.           Indemnity.

(a)           The Company agrees during and after termination of his employment to indemnify the Employee and hold him harmless to the fullest extent permitted or authorized under the Certificate of Incorporation and the By-laws of the Company, against, and in respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and amounts paid in settlement and damages resulting from the Employee’s good faith performance of Employee’s duties and obligations with the Company.  The Company agrees to maintain liability insurance coverage in commercially reasonable amounts (including, but not limited to, Directors’ and Officers’ insurance) covering Employee as an insured.

(b)           Employee agrees that Employee will reimburse the Company for all customary and reasonable expenses paid by the Company in defending any civil or criminal action, suit, or proceeding against Employee (not reimbursed under the Company’s insurance coverage (including , but not limited to, Directors’ and Officers’ insurance) in the event and only to the extent that it shall be ultimately determined that Employee is not entitled to be indemnified by the Company for such expenses under the provisions of Delaware law (or the laws of the Company’s state of incorporation at the time), federal securities laws, the Company’s By-laws, or this Agreement.  Employee further understands and agrees that Company may exercise a right of offset against any monies owed by the Company to Employee if it is ultimately determined that the Employee is not entitled to be indemnified by the Company as provided for herein and Employee fails to repay such amounts advanced within thirty (30) days of such determination.

8.           Forfeiture.  Employee acknowledges that any bonus, incentive based or equity compensation granted hereunder shall be subject to the provisions of Section 304 of the Sarbanes-Oxley Act.

9.           Assignment.  This Agreement is personal to Employee and Employee may not assign or delegate any of his rights or obligations hereunder.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, executors, administrators, successors, and assigns.

10.           Waiver.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.           Notices.  Any and all notices required or permitted to be given under this Agreement will be sufficient and deemed effective three (3) days following deposit in the United States mail if furnished in writing and sent by certified mail to Employee at:

James Gallagher
1393 Plymouth Road
Bridgewater, NJ 08807

and to the Company at:

VERTRO, Inc.
143 Varick Street
New York, New York
Attention:  Chief Executive Officer

or such subsequent addresses as one party may designate in writing to the other parties.

12.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of State of New York, without reference to its choice of law rules.   Employer and Employee also agree and hereby submit to the exclusive personal jurisdiction and venue of the courts of New York State and the Federal Court for the Southern District of New York, sitting in New York, New York with respect to all matters arising from or relating to this Agreement.

13.           Amendment.  This Agreement may be amended in any and every respect only by agreement in writing executed by both parties hereto.

14.           Section Headings.  Section headings contained in this Agreement are for convenience only and shall not be considered in construing any provision hereof.

15.           Entire Agreement.  With the exception of the Confidentiality, Assignment and Noncompetition Agreement, of even date herewith, and any stock option agreements or other equity compensation agreements between Employee and the Company, this Agreement terminates, cancels and supersedes all previous employment or other agreements relating to the employment of Employee with the Company or any predecessor, written or oral, and this Agreement contains the entire understanding of the parties with respect to the subject matter of this Agreement.  This Agreement was fully reviewed and negotiated on behalf of each party and shall not be construed against the interest of either party as the drafter of this Agreement.  EMPLOYEE ACKNOWLEDGES THAT, BEFORE SIGNING THIS AGREEMENT, HE HAS READ THE ENTIRE AGREEMENT AND HAS THIS DAY RECEIVED A COPY HEREOF.

16.           Severability.  The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or parts thereof.

17.           Survival.  Sections 7 and 8 of this Agreement and this Section 17 shall survive any termination or expiration of this Agreement.

18.           409A Savings Clause.  It is intended that this Agreement shall comply with the provisions of Code Section 409A, and payments, rights, and benefits may only be made, satisfied, or provided under this Agreement upon an event and in a manner permitted by Code Section 409A of the Code, to the extent applicable, so as not to subject Employee to the payment of taxes and interest under Code Section 409A.  In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Code Section 409A would result in Employee being subject to payment of additional income taxes or interest under Code Section 409A, the parties agree, to the extent possible, to amend this Agreement and to maintain to the maximum extent practicable the original intent of this Agreement while avoiding the application of such taxes or interest under Code Section 409A.  Any payments that qualify for an exception under Code Section 409A shall be paid under the applicable exception.  For purposes of the limitations on non-qualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.  In no event may Employee directly or indirectly designate the calendar year of any payment under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE:

/s/ James Gallagher
James Gallagher

Vertro, INC.

By:	/s/ Peter A. Corrao
Peter A. Corrao

Its:	Chief Executive Officer